Exhibit 3.65

CERTIFICATE OF FORMATION

OF

SALLY BEAUTY INTERNATIONAL FINANCE LLC

        This Certificate of Formation of Sally Beauty International Finance LLC (the "Company"), dated as of November 15, 2006, is being duly executed and filed by Diarra M. Guthrie, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

        FIRST.    The name of the limited liability company formed is Sally Beauty International Finance LLC.

        SECOND.    The address of the registered office of the Company in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

        THIRD.    The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

        FOURTH.    The formation of the Company shall be effective at 9:34 a.m. Eastern Standard Time on November 16, 2006 after the filing of this Certificate of Formation and a certificate of conversion to limited liability company with the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Diarra M. Guthrie Name: Diarra M. Guthrie Authorized Person